Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CENTREVILLE BANK,

PB BANCORP, INC.,

and

PUTNAM BANK

Dated as of October 22, 2019

TABLE OF CONTENTS

ARTICLE I THE MERGER		2
1.1	The Merger; Transfer and Assumption of Bank Assets and Liabilities	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Articles of Incorporation and Bylaws	2
1.6	Directors of the Surviving Corporation	2
1.7	Officers of the Surviving Corporation	3
ARTICLE II MERGER CONSIDERATION; EXCHANGE PROCEDURES		3
2.1	Conversion of Seller Common Stock	3
2.2	Exchange Procedures	4
2.3	No Appraisal Rights	6
2.4	Reservation of Right to Revise Structure	6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK		6
3.1	Making of Representations and Warranties	6
3.2	Corporate Organization	8
3.3	Capitalization	9
3.4	Authority; No Violation	10
3.5	Consents and Approvals	11
3.6	Reports	12
3.7	Financial Statements	12
3.8	Broker’s Fees	14
3.9	Absence of Certain Changes or Events	14
3.10	Legal and Regulatory Proceedings	14
3.11	Taxes and Tax Returns	14
3.12	Employees	18
3.13	SEC Reports	21
3.14	Compliance with Applicable Law	21
3.15	Certain Contracts	23
3.16	Agreements with Regulatory Agencies	25
3.17	Risk Management Instruments	25

i

3.18	Environmental Matters	26
3.19	Investment Securities and Commodities	28
3.20	Real Property	28
3.21	Intellectual Property; Seller Systems; Cybersecurity	29
3.22	Related Party Transactions	31
3.23	State Takeover Laws	31
3.24	Charitable Organizations	31
3.25	Opinion	31
3.26	Seller Information	31
3.27	Loan Portfolio	32
3.28	Insurance	33
3.29	Deposits	34
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		34
4.1	Making of Representations and Warranties	34
4.2	Corporate Organization	35
4.3	Authority; No Violation	35
4.4	Consents and Approvals	36
4.5	Reports	36
4.6	Financial Statements	37
4.7	Broker’s Fees	37
4.8	Absence of Certain Changes or Events	37
4.9	Legal and Regulatory Proceedings	37
4.10	Employees	38
4.11	Compliance with Applicable Law	38
4.12	Regulatory Capitalization	39
4.13	Agreements with Regulatory Agencies	39
4.14	Sufficient Funds	39
4.15	Insurance	39
4.16	Buyer Information	39
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		39
5.1	Conduct of Business of Seller Prior to the Effective Time	39
5.2	Seller Forbearances	40

ARTICLE VI ADDITIONAL AGREEMENTS		44
6.1	Regulatory Matters	44
6.2	Access to Information; Confidentiality	45
6.3	Seller Shareholders’ Approval	47
6.4	Legal Conditions to Merger	48
6.5	Exchange Act Deregistration	49
6.6	Employee Matters	49
6.7	Indemnification; Directors’ and Officers’ Insurance	52
6.8	Additional Agreements	53
6.9	Advice of Changes	53
6.10	Litigation and Claims	53
6.11	Dividends	53
6.12	Corporate Governance	54
6.13	Acquisition Proposals	54
6.14	Board and Committee Meetings	56
6.15	Public Announcements	56
6.16	Operating Functions	56
6.17	Restructuring Efforts	56
6.18	Takeover Laws	57
6.19	Section 16b-3	57
6.20	Classified Loans	57
6.21	ESOP Matters	57
6.22	Coordination	58
6.23	Environmental Assessments	59
6.24	Certain Tax Matters	59
6.25	Formation of Merger Sub; Accession	60
6.26	Other Actions	60
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		60
7.1	Conditions to Each Party’s Obligations to Effect the Merger	60
7.2	Conditions to the Obligations of Buyer	61
7.3	Conditions to the Obligations of Seller and Seller Bank	61
7.4	Frustration of Closing Conditions	62

ARTICLE VIII TERMINATION		62
8.1	Termination	62
8.2	Effect of Termination and Abandonment	63
ARTICLE IX MISCELLANEOUS		65
9.1	Amendment	65
9.2	Extension; Waiver	65
9.3	Nonsurvival of Representations, Warranties and Agreements	65
9.4	Expenses	65
9.5	Notices	66
9.6	Interpretation	67
9.7	Counterparts	67
9.8	Entire Agreement	68
9.9	Governing Law; Consent to Jurisdiction	68
9.10	Waiver of Jury Trial	68
9.11	Assignment; Third-Party Beneficiaries	69
9.12	Specific Performance	69
9.13	Severability	69
9.14	Confidential Supervisory Information	69
9.15	Delivery by Facsimile or Electronic Transmission	69

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Release

INDEX OF DEFINED TERMS

Acquisition Proposal	55
Adverse Recommendation Change	47
affiliate	67
Agreement	1
Articles of Merger	2
Audited Financial Statements	12
Bank Combination	2
BOLI	33
business day	67
Buyer	1
Buyer 401(k) Plan	50
Buyer Benefit Plans	38
Buyer Disclosure Letter	34
Buyer Financial Statements	37
Buyer Regulatory Agreement	39
Cause	49
CERCLA	27
Certificate	4
Classified Loans	32
Closing	2
Closing Date	2
Code	16
Confidentiality Agreement	46
Deferred Plan	51
Derivative Contract	25
Designated Seller Director	54
Dissolution	2
DOL	18
Effective Time	2
Enforceability Exceptions	10
Environment	27
Environmental Laws	27
ERISA	18
ESOP	9
ESOP Loan	21
ESOP Termination Date	57
Exchange Act	13
Exchange Fund	4
Exception Shares	3
FDIA	8
FDIC	8
Federal Reserve Board	11
FHLB	8
Financial Statements	12
FINRA	11

v

GAAP	7
Governmental Entity	11
Hazardous Material	27
Health Plan	51
Indemnified Parties	49
Intellectual Property	30
IRS	18
knowledge	67
Leased Real Property	28
Liens	10
Loan Participation	32
Loan Property	27
Loans	32
made available	67
Material Adverse Effect	7
Materially Burdensome Regulatory Condition	45
Meeting	47
Merger	1
Merger Consideration	3
Merger Sub	1
MGCL	1
Most Recent Balance Sheet	12
Multiemployer Plan	19
Multiple Employer Plan	19
Oil	27
Option Consideration	3
Owned Real Property	28
Paying Agent	4
PBGC	18
Permitted Encumbrances	28
person	67
Personal Data	22
Phase I Assessment	43
Phase II Assessment	59
Premium Cap	52
Proxy Materials	47
Proxy Statement	11
Real Estate Leases	28
Recommendation	47
Regulatory Agencies	12
Requisite Regulatory Approvals	44
Requisite Seller Vote	10
Restrictive Covenant	20
Sarbanes-Oxley Act	13
SDAT	2
SEC	9

Securities Act	21
Security Breach	22
Seller 401(k) Plan	50
Seller	1
Seller Articles	8
Seller Bank	1
Seller Bylaws	8
Seller Benefit Plans	17
Seller Common Stock	1
Seller Contract	24
Seller Disclosure Letter	6
Seller ERISA Affiliate	19
Seller Health Plan	50
Seller Offering	10
Seller Preferred Stock	9
Seller Qualified Plans	18
Seller Regulatory Agreement	25
Seller Reports	21
Seller Stock Option	3
Seller Stock Plan	3
Seller Systems	30
SRO	11
Subsidiary	8
Superior Proposal	55
Surviving Corporation	1
Suspense Shares	57
Takeover Laws	31
Tax	17
Taxes	17
Tax Return	17
Termination Date	62
Termination Fee	64
the date hereof	67
Transactions	2
Trust	21
Trustee	21
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2019 (this “Agreement”), by and among Centreville Bank, a Rhode Island-chartered non-member savings bank (“Buyer”), PB Bancorp, Inc., a Maryland corporation (“Seller”), and Putnam Bank, a Connecticut-chartered savings bank and wholly owned subsidiary of Seller (“Seller Bank”).

W I T N E S S E T H:

WHEREAS, the Board of Trustees of Buyer and the Boards of Directors of Seller and Seller Bank unanimously have determined that it is in the best interests of their respective institutions, constituencies, communities and shareholders, as the case may be, to consummate the strategic business combination and related transactions provided for herein, pursuant to which (i) Buyer will form a Maryland corporation (“Merger Sub”) as a wholly owned subsidiary of Buyer, and (ii) Merger Sub will merge with and into Seller (the “Merger”), with Seller as the surviving entity in the Merger;

WHEREAS, in furtherance thereof, the Board of Trustees of Buyer and the Boards of Directors of Seller and Seller Bank have approved this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement for Buyer to enter into this Agreement, each executive officer and director of Seller has simultaneously herewith entered into a voting agreement with Buyer substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement”), pursuant to which each such executive officer and director, solely in his or her capacity as a shareholder of Seller, has agreed to, among other things, vote the shares of Seller common stock, par value $0.01 per share (the “Seller Common Stock”), held by such executive officer or director in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the strategic business combination and related transactions provided for herein and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger; Transfer and Assumption of Bank Assets and Liabilities. Subject to the terms and conditions of this Agreement, in accordance with the General Laws of Rhode Island and the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Merger Sub shall merge with and into Seller pursuant to this Agreement. Seller shall survive and continue its corporate existence under the laws of the State of Maryland (Seller, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Corporation”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate. It is the intent of Buyer that (i) immediately after the Effective Time, Buyer and the Surviving Corporation shall cause Seller Bank to transfer all of Seller Bank’s assets to Buyer, and Buyer shall assume at that time all of Seller Bank’s liabilities, including all of Seller Bank’s deposits and any contingent liability (collectively, the “Bank Combination”), and (ii) immediately after the Bank Combination, Buyer shall cause each of Seller Bank and the Surviving Corporation to dissolve and their respective corporate existence shall cease (collectively, the “Dissolution” and, together with the Merger and the Bank Combination, the “Transactions”). Commencing upon the Effective Time and continuing for at least two (2) years after the Closing Date, Buyer will, subject to regulatory approval, brand Seller Bank’s existing branch offices in Seller Bank’s current market area as “Putnam Bank, a Division of Centreville Bank” or use a substantially similar name that Buyer in its sole discretion shall determine; provided, however, that any branch offices established by Buyer after the Effective Date in Seller Bank’s current market area may be branded as “Centreville Bank”, “Putnam Bank, a Division of Centreville Bank” or a substantially similar name that Buyer in its sole discretion shall determine.

1.2           Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Eastern time, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Buyer and Seller. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3           Effective Time. On or (if agreed by Buyer and Seller) prior to the Closing Date, Merger Sub and Seller shall cause to be filed articles of merger with the State of Maryland Department of Assessments and Taxation (the “SDAT”) (collectively, the “Articles of Merger”). The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the MGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL.

1.5           Articles of Incorporation and Bylaws. The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

1.6           Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be all of the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.7          Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be all of the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.1          Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller, Seller Bank or the holder of any securities of Seller:

(a)              Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than the Exception Shares and Suspense Shares (each as defined below)), shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $15.25, without interest, in cash (the “Merger Consideration”).

(b)              Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time that is held by Seller as treasury stock or held by Seller, any Subsidiary of Seller or Buyer (in each case other than shares of Seller Common Stock held in any employee benefit plans or related trust accounts, managed accounts, mutual funds and the like or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) and each Suspense Share remitted to Seller prior to the Effective Time for purposes of repayment of the ESOP Loan as contemplated by Section 6.21 (collectively, the “Exception Shares”), shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be paid or provided with respect thereto.

(c)              At the Effective Time, each option to purchase shares of Seller Common Stock under Seller’s 2017 Equity Incentive Plan and 2005 Stock-Based Incentive Plan (collectively, the “Seller Stock Plan”) that is outstanding and unexercised immediately prior to the Effective Time (a “Seller Stock Option”), whether vested or unvested, shall by virtue of the Merger and without any action on the part of the holder thereof and without regard to any future vesting date thereof, automatically be cancelled and converted into the right to receive a cash payment in an amount determined by multiplying (i) the number of shares of Seller Common Stock subject to such Seller Stock Option, by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Seller Stock Option (the “Option Consideration”); provided, however, that there shall be withheld from such cash payment any applicable taxes required to be withheld by applicable law with respect to such payment. The payment of the Option Consideration shall be made by Seller or Seller Bank immediately prior to the Effective Time, subject to Buyer’s approval of the payment amounts. Seller and Seller Bank will be entitled to deduct and withhold from the Option Consideration such amounts required under the Code, or any applicable provision of U.S. federal, state or local law. For the avoidance of doubt, any Seller Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(d)              At the Effective Time, any vesting restrictions on each outstanding restricted stock award under the Seller Stock Plan shall automatically lapse and shall be treated as issued and outstanding shares of Seller Common Stock for the purposes of this Agreement, including but not limited to, the provisions of this Section 2.1; provided, however, that there shall be withheld from such cash payment any applicable taxes required to be withheld by applicable law with respect to such payment.

(e)              All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Seller Common Stock) previously representing any such shares of Seller Common Stock shall thereafter represent only the right to receive, for each such share, the Merger Consideration. At the Effective Time, holders of shares shall cease to be, and shall have no rights as, shareholders of Seller, other than the right to receive the Merger Consideration.

(f)              Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a share of common stock, $0.01 par value per share, of the Surviving Corporation.

2.2         Exchange Procedures.

(a)              Not less than one (1) business day prior to the Closing Date, Buyer shall deposit, or shall cause to be deposited, with a bank, trust company, transfer agent and registrar or other similar entity selected by Buyer and reasonably satisfactory to Seller (the “Paying Agent”), for the benefit of the holders of Certificates, an aggregate amount of cash sufficient to pay the aggregate Merger Consideration payable under Section 2.1(a) (such cash being hereinafter referred to from and after the Effective Time as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make all such payments, Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments. No shareholder of Seller will have any right or interest in the Exchange Fund unless and until the Effective Time occurs and the shareholder satisfies the requirements of this Section 2.2.

(b)              As promptly as practicable following the Effective Time, but in no event later than five (5) business days thereafter, and provided that Seller has delivered, or caused to be delivered, to the Paying Agent all information which is necessary for the Paying Agent to perform its obligations as specified herein, the Paying Agent shall mail to each holder of record of a Certificate or Certificates, a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares represented by such Certificate or Certificates shall have been converted pursuant to Section 2.1(a) of this Agreement. The letter of transmittal shall be prepared by Buyer, which shall be subject to the reasonable approval of Seller, prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Paying Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, a check representing that amount of cash to which such former holder of shares shall have become entitled pursuant to this Agreement in respect of the Certificate or Certificates surrendered pursuant to this Agreement, and the Certificate or Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration. No interest shall be paid or accrued on any cash constituting the Merger Consideration.

(c)              The stock transfer books of Seller shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Seller of any shares of Seller Common Stock. If, after the Effective Time, Certificates are presented to Buyer, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.2.

(d)              The Paying Agent or Buyer, as the case may be, shall not be obligated to deliver cash to which a holder of Shares would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the Shares for exchange as provided in this Section 2.2, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by the Paying Agent or Buyer.

(e)              Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller for twelve (12) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Paying Agent to Buyer. Any shareholder of Seller who has not theretofore complied with this Section 2.2 shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each Certificate or Certificates representing the shares such shareholder holds as determined pursuant to this Agreement, in each case without any interest being paid or accrued on any cash constituting the Merger Consideration. If any outstanding Certificate or Certificates for one or more shares is not surrendered or the payment of the Merger Consideration attributable to such Seller Common Stock is not claimed prior to the date on which such cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property, escheat and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Paying Agent nor any party to this Agreement shall be liable to any holder of Shares represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Paying Agent shall be entitled to rely upon the share transfer books of Seller to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any Shares represented by any Certificate, Buyer and the Paying Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)              Buyer (through the Paying Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Shares such amount as Buyer is required to deduct and withhold under applicable law. Any amount so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Buyer.

(g)              If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

2.3            No Appraisal Rights(a). Holders of shares of Seller Common Stock are not entitled to appraisal rights in respect of such shares provided for under Title 3, Subtitle 2 of the MGCL and Seller’s Articles of Incorporation.

2.4           Reservation of Right to Revise Structure. Buyer may at any time change the method of effecting any of the Transactions if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount or form of the consideration to be issued to holders of shares as Merger Consideration as currently contemplated in this Agreement; (b) reasonably be expected to materially impede or delay consummation of the Merger; (c) require submission to or approval of Seller’s shareholders after receipt of the Requisite Seller Vote; (d) require approval of regulators after receipt of Regulatory Approval; or (e) result in the imposition of a Materially Burdensome Regulatory Condition. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK

3.1          Making of Representations and Warranties.

(a)              On or prior to the date hereof, Seller has delivered to Buyer a letter that will be treated confidentially (the “Seller Disclosure Letter”) listing, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that (i) the mere inclusion of an item in the Seller Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is or would reasonably be expected to have a Material Adverse Effect with respect to Seller, and (ii) any disclosure made with respect to a section of this Article III shall be deemed to qualify any other section of this Article III (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article III.

(b)              Except as set forth in the Seller Disclosure Letter or in the Seller Reports, Seller and Seller Bank represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date of this Agreement”), which only need be correct as of the specified earlier date. No representation or warranty of Seller contained in this Article III shall be deemed untrue or incorrect, and Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance, or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect with respect to Seller, disregarding for the purposes of this Section 3.1(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in (a) Section 3.3(a), which shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (b) Sections 3.8 and 3.9(a), which shall be deemed untrue and incorrect if not true and correct, and (c) Sections 3.2(a), 3.3(b), 3.4(a) and 3.4(b)(i), which shall be deemed untrue and incorrect if not true and correct in all material respects.

(c)              For purposes of this Agreement:

    (i)              “Material Adverse Effect” means, with respect to Buyer, Seller or Seller Bank, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or which would materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions or omissions expressly required by this Agreement or that are taken with the prior written consent of the other party, including expenses incurred by the parties, in contemplation of the transactions contemplated hereby, (E) a decline in the trading or market prices of Seller Common Stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof or (F) natural disaster or other force majeure event; except, with respect to subclause (A), (B), (C) or (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(ii)                 “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

3.2         Corporate Organization.

(a)              Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a savings and loan holding company duly registered under the Home Owners Loan Act of 1933, as amended, and the rules and regulations promulgated thereunder. Seller has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. True and complete copies of the Articles of Incorporation of Seller (the “Seller Articles”) and the Bylaws of Seller (the “Seller Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.

(b)              Seller Bank is a bank that is a member of the Federal Reserve System duly organized, validly existing, and in good standing under the laws of the State of Connecticut. The deposit accounts of Seller Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDIA”)) to the fullest extent permitted by law. All premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Seller Bank, threatened. Seller Bank is a member in good standing of the Federal Home Loan Bank of Boston (the “FHLB”) and owns the requisite amount of stock therein. Seller Bank engages only in activities (and holds properties only of the types) permitted by the Federal Reserve Act and Connecticut law and the rules and regulations of the Federal Reserve Board and Connecticut Department of Banking promulgated thereunder.

(c)              Each Subsidiary of Seller (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state or local) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Seller or any Subsidiary of Seller to pay dividends or distributions except, in the case of Seller or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 3.2(c) of the Seller Disclosure Letter sets forth a true and complete list of all Subsidiaries of Seller that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”) as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Seller other than the Subsidiaries of Seller.

3.3          Capitalization.

(a)              The authorized capital stock of Seller consists of 100,000,000 Shares of Seller Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share (“Seller Preferred Stock”), of which no shares of Seller Preferred Stock are issued or outstanding. As of the date hereof, there are (i) 7,447,204 Shares of Seller Common Stock issued and outstanding, including 147,750 shares of Seller Common Stock granted in respect of outstanding restricted stock awards, (ii) no shares of Seller Common Stock held in treasury; (iii) 382,330 shares of Seller Common Stock reserved for issuance upon the exercise of outstanding options, (iv) 104,493 shares of Seller Common Stock reserved for issuance under the Seller Stock Plan, and (v) no shares of Seller Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Seller issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Seller may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except with respect to the Seller Bank Employee Stock Ownership Plan (the “ESOP”), there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Seller or any of its Subsidiaries is a party with respect to the voting or transfer of Seller Common Stock, capital stock or other voting or equity securities or ownership interests of Seller or granting any shareholder or other person any registration rights.

(b)              Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)              Except as set forth in Section 3.3(c) of the Seller Disclosure Letter or in the Seller Reports, since January 1, 2016, Seller has not repurchased any shares of Seller Common Stock.

(d)              Section 3.3(d) of the Seller Disclosure Letter sets forth a true, correct and complete list and description of each offering of equity securities (or securities convertible or exchangeable into, or exercisable for, equity securities) of Seller made by Seller within the past five years (all such offerings, whether or not listed in Section 3.3(d) of the Seller Disclosure Letter, a “Seller Offering”), including a description of the securities issued, the date of issuance, the amount of shares issued, and the offering price. Seller has, in connection with each Seller Offering, complied in all material respects with all laws with respect thereto, including all federal and state securities laws.

3.4         Authority; No Violation.

(a)               Seller and Seller Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Boards of Directors of Seller and Seller Bank. The Board of Directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has unanimously adopted and approved this Agreement and the transactions contemplated hereby (including the Merger, Bank Combination and Dissolution), and has directed that this Agreement be submitted to Seller’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock (the “Requisite Seller Vote”), no other corporate proceedings on the part of Seller or Seller Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and Seller Bank and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Seller and Seller Bank, enforceable against Seller and Seller Bank in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)              Neither the execution and delivery of this Agreement by Seller and Seller Bank nor the consummation by Seller and Seller Bank of the transactions contemplated hereby (including the Merger, Bank Combination and Dissolution), nor compliance by Seller and Seller Bank with any of the terms or provisions hereof, will (i) violate any provision of the Seller Articles or the Seller Bylaws or the equivalent organizational documents of any of its Subsidiaries, and (ii) assuming that the consents and approvals referred to in Section 3.5 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.4(b) of the Seller Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller.

3.5          Consents and Approvals. Except for (a) the filing of any required applications, filings, and notices, as applicable, with the FDIC in connection with the Merger and Bank Combination, and approval of or non-objection to such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Director of the Rhode Island Department of Business Regulation, Division of Banks and the Commissioner of the Connecticut Banking Department in connection with the Merger and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Director of the Rhode Island Department of Business Regulation, Division of Banks and the Commissioner of the Connecticut Banking Department in connection with the Bank Combination and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (e) the filing with the SEC of a proxy statement in definitive form (including any amendments or supplements thereto, the “Proxy Statement”), (f) the filing of the Articles of Merger with the SDAT pursuant to the MGCL, (g) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and approval or waiver or non-objection of such applications, filings and notices, (h) the receipt by Seller of the Requisite Seller Vote and (i) the approval, effective as of the Effective Time, by the Board of Directors of the Surviving Corporation and the Board of Trustees of Buyer of the Dissolution, no consents or approvals of or filings or registrations with any self-regulatory organization (an “SRO”), court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Seller and Seller Bank of this Agreement or (ii) the consummation by Seller and Seller Bank of the transactions contemplated hereby (including the Merger, Bank Combination and Dissolution). As of the date hereof, neither Seller nor Seller Bank is aware of any reason why the necessary regulatory approvals and consents will not be received by Seller and Seller Bank to permit consummation of the Merger on a timely basis.

3.6         Reports. Seller and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any state regulatory authority, including the Connecticut Banking Department, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) and any SRO (clauses (i) – (v), collectively “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Seller and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Seller or Seller Bank, investigation into the business or operations of Seller or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Seller or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

3.7         Financial Statements.

(a)          Seller has previously made available to Buyer a true, correct and complete copy of the audited consolidated balance sheets of Seller and its Subsidiaries as of June 30, 2019 (the “Most Recent Balance Sheet”) and June 30, 2018, and the related audited consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows of Seller and its Subsidiaries for each of the years then ended, together with all related notes and schedules thereto, accompanied by the report thereon of Seller’s independent auditors (collectively referred to as the “Audited Financial Statements” and, together with the Most Recent Balance Sheet, the “Financial Statements”). The Financial Statements (i) were prepared from, and are in accordance with, the books and records of Seller and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and its Subsidiaries for the respective fiscal periods and as of the respective dates therein set forth and (iii) were prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such Financial Statements or in the notes thereto. The books and records of Seller and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C., Seller’s independent auditor, has not resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, neither Seller nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the Most Recent Balance Sheet (including any notes thereto) and for liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Seller or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. Seller (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Seller, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, in writing to Seller’s outside auditors and the audit committee of Seller’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. There is no reason to believe that Seller’s chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2016, (i) neither Seller nor any of its Subsidiaries, nor, to the knowledge of Seller, any director, officer, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or the Board of Directors or similar governing body of any Subsidiary or any committee thereof, or to the knowledge of Seller, to any director or officer of Seller or any of its Subsidiaries.

3.8         Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither Seller nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated hereby. Seller has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement by Seller of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereby.

3.9         Absence of Certain Changes or Events.

(a)          Since June 30, 2019, (i) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller and (ii) there has not been any Tax election made or changed, any annual accounting period changed, any adjustment of any Tax attribute agreed to or any right to claim a refund of Taxes surrendered.

(b)          Since June 30, 2019, except with respect to the transactions contemplated hereby, Seller and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(c)          Since June 30, 2019, except with respect to matters set forth in Section 3.9(c) of the Seller Disclosure Letter, neither Seller nor its Subsidiaries have taken any action or failed to take any action that would have resulted in a breach of Section 5.2 of this Agreement had such act or omission occurred during the period from the date hereof to the Effective Time.

3.10       Legal and Regulatory Proceedings.

(a)          Except as filed with any Seller Reports, neither Seller nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of its Subsidiaries or any of their current or former directors or executive officers, (i) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Seller, any of its Subsidiaries or the assets of Seller or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Buyer or any of its affiliates) that that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

3.11        Taxes and Tax Returns.

(a)          Each of Seller and its Subsidiaries has (i) duly and timely filed or caused to be filed (giving effect to all applicable extensions) with the appropriate Governmental Entities all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct in all material respects and complete, and (ii) timely paid in full all Taxes required to have been paid by it (whether or not shown on any Tax Return).

(b)          The unpaid Taxes of Seller and its Subsidiaries (i) did not, as of June 30, 2019, exceed the reserve for Tax liability (other than any deferred income Tax liability established to reflect timing differences between book and Tax income) included in Seller’s consolidated balance sheet in the Financial Statements as of June 30, 2019 and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller and its Subsidiaries in filing their Tax Returns.

(c)          Each of Seller and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid or owing to any person. All deficiencies asserted or assessments made as a result of any audit, assessment, claim, examination, investigation or other inquiry relating to Taxes by any Governmental Entity of the Tax Returns of Seller or its Subsidiaries have been fully paid or are being contested in good faith through appropriate proceedings and have been adequately reserved for in accordance with GAAP in the Financial Statements.

(d)          Neither Seller nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the latest Financial Statements outside of the ordinary course of business.

(e)          Neither Seller nor any of its Subsidiaries has a nexus or Tax presence in any jurisdiction in which it is not currently filing Tax Returns. No claim has been made or, to the knowledge of either Seller or its Subsidiaries, threatened in writing by any Governmental Entity in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns that Seller or such Subsidiary is or may be subject to taxation by that jurisdiction.

(f)           Neither Seller nor any of its Subsidiaries has requested or received any extension of time within which to file any material Tax Return, which Tax Return has not since been filed. No extension or waiver of the limitation period applicable to any material Tax Return of Seller or any of its Subsidiaries has been granted by or requested from Seller or any of its Subsidiaries that is still outstanding.

(g)          Seller and each of its Subsidiaries is, and has been since its respective date of formation, organized or incorporated under the laws of a state or political subdivision of the United States. Neither Seller nor any of its Subsidiaries is or has been subject to Tax in any jurisdiction outside of the United States. Neither Seller nor any Subsidiary of Seller conducts or has conducted any business or other operations outside of the United States.

(h)          There are no material Liens for Taxes on any properties or assets of Seller or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(i)           Neither Seller nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any Taxes of Seller and its Subsidiaries or the assets of Seller and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established in accordance with GAAP in the Financial Statements. Seller has provided or made available to Buyer true, correct, and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by Seller or any of its Subsidiaries within the past three (3) years.

(j)           Neither Seller nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account in respect of taxable periods ending on or prior to the Closing Date described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law); (v) installment sale or open transaction made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election made under Section 108(i) of the Code prior to the Closing Date; (viii) application of Section 965 of the Code, including any election made under Section 965(h) of the Code; or (ix) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Seller from any period ending on or before the Closing Date to any period ending after such date.

(k)          Neither Seller nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and its Subsidiaries). Neither Seller nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Seller was the common parent) or (ii) has any liability for the Taxes of any person (other than Seller or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(l)           Neither Seller nor any of its Subsidiaries is, or has been since the date of its formation, a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or contract which could be treated as a partnership for Tax purposes.

(m)         There is no power of attorney given by or binding upon Seller or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(n)          Neither Seller nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(o)          Each of Seller and its Subsidiaries currently computes its taxable income exclusively using the accrual method of accounting and, since December 31, 2012, has exclusively used the accrual method of accounting to compute its taxable income. None of Seller or any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year ended or ending after June 30, 2019, and the IRS has not initiated or proposed any such adjustment. None of Seller or its Subsidiaries will be required to include amounts in income, or to exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date.

(p)          Seller is not and has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(q)          Seller and each of its Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. Neither Seller nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or any similar provision of state, local or foreign law.

(r)           Neither Seller nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code within the past five (5) years.

(s)           As used herein, “Tax” or “Taxes” means (i) any and all taxes, charges, fees, levies, or other assessments, including, without limitation, all federal, state, local, or foreign income, gross income, gross receipts, license, payroll, employment, escheat, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, license, withholding, payroll, social security (or similar, including FICA), unemployment, employment, employer health, disability, real property, personal property, sales, use, goods and services, transfer, registration, alternative or add-on minimum, estimated or other taxes, custom duties, or charges of any kind whatsoever, and including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any amounts described in clause (i) of this definition (x) as a result of being prior to the Closing a member of an affiliated, consolidated, combined, unitary or other similar group for any period, (y) as a result of being prior to the Closing a party to any Tax sharing or Tax allocation agreement or other similar arrangement (other than customary commercial contracts not primarily related to Taxes) or (z) as a result of being liable for another person’s Taxes as a transferee or successor, by contract or otherwise.

(t)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.12       Employees.

(a)          Section 3.12(a) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Seller Benefit Plans. For purposes of this Agreement, “Seller Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Seller or any Subsidiary is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Seller or any of its Subsidiaries.

(b)          Seller has made available to Buyer true, correct and complete copies of the following documents with respect to each of the Seller Benefit Plans, to the extent applicable: (i) the plan document (including all amendments thereto) governing such Seller Benefit Plan or, if such Seller Benefit Plan is not in writing, a written description of all the material terms of such Seller Benefit Plan, (ii) if the Seller Benefit Plan is funded through a trust or any other funding arrangement, a copy of such trust of other funding arrangement, (iii) each ERISA summary plan description and summary of material modifications, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination or opinion letter, if any, relating to any Seller Benefit Plan, (vi) the most recently prepared actuarial report for each Seller Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of all material non-routine correspondence to and from the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c)          Each Seller Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither Seller nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Seller Benefit Plan, and neither Seller nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)          Section 3.12(d) of the Seller Disclosure Letter sets forth a true, correct and complete list of each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Seller Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Seller Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Seller, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Seller Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Seller Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)          Each Seller Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and cannot reasonably be expected to result in material liability to Seller or any of its Subsidiaries or any employee of Seller or any of its Subsidiaries.

(f)           No Seller Benefit Plan is, and none of Seller, its Subsidiaries nor any Seller ERISA Affiliate has at any time during the last six (6) years sponsored, maintained, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code. For purposes of this Agreement, “Seller ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(g)          None of Seller, its Subsidiaries nor any Seller ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Seller and its Subsidiaries nor any Seller ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)          Neither Seller nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code, and Seller has complied in all material respects with such section of the Code and with applicable state health care continuation coverage laws.

(i)           All contributions required to be made to any Seller Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, in each case, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller to the extent required by GAAP.

(j)           There are no pending or, to the knowledge of Seller, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Seller, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against the Seller Benefit Plans, any fiduciaries thereof with respect to their duties to the Seller Benefit Plans or the assets of any of the trusts under any of the Seller Benefit Plans, in each case that could reasonably be expected to result in any material liability of Seller or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Seller Benefit Plan, or any other party.

(k)          None of Seller and its Subsidiaries nor any Seller ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Seller Benefit Plans or their related trusts, Seller, any of its Subsidiaries, any Seller ERISA Affiliate or any person that Seller or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)           Except as set forth in Section 3.12(l) of the Seller Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Seller or any of its Subsidiaries, or result in any limitation on the right of Seller or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Seller Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Seller has made available to Buyer true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)         No Seller Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Neither Seller nor any of its Subsidiaries remain subject to any compensation-related limitations or restrictions imposed by or related to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended.

(n)          There are no pending or, to the knowledge of Seller, threatened material labor grievances or material unfair labor practice claims or charges against Seller or any of its Subsidiaries, or any strikes or other material labor disputes against Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any of its Subsidiaries and, to the knowledge of Seller, there are no organizing efforts by any union or other group seeking to represent any employees of Seller or any of its Subsidiaries and no employees of Seller or any of its Subsidiaries are represented by any labor organization.

(o)          To the knowledge of Seller, no current or former employee or independent contractor of Seller or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to Seller or any of its Subsidiaries or (ii) to a former employer of any such individual relating (A) to the right of any such individual to work for Seller or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(p)          The ESOP was validly authorized and established in accordance with applicable laws. The trust under the ESOP (the “Trust”) is a trust established in accordance with Section 501(a) of the Code and is administered and interpreted in all material respects in accordance with the laws of the State of Connecticut. The trustee of the Trust (the “Trustee”) has the requisite power and authority to carry out its duties under the Trust and the transactions contemplated by this Agreement. The ESOP has received a determination from the IRS that the ESOP meets the applicable qualification requirements of Section 401(a) of Code and, to the knowledge of Seller, since the date of such determination (i) such qualified status has not been revoked and (ii) nothing has occurred that would reasonably be expected to cause revocation of such qualified status. The shares of Seller Common Stock held by the Trust constitute “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. Other than the outstanding indebtedness (as of the Closing Date) owed to Seller by the ESOP pursuant to the Term Loan Agreement, dated as of January 1, 2016, by and between Seller and the Trustee (the “ESOP Loan”) and outstanding invoices from service providers, there is no existing indebtedness of the ESOP.

3.13       SEC Reports. Seller has previously made available to Buyer an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2016 by Seller pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Seller Reports”) and (b) communication mailed by Seller to its shareholders since January 1, 2016 and prior to the date hereof, and no such Seller Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2016, as of their respective dates, all Seller Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

3.14       Compliance with Applicable Law.

(a)          Seller and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost or failure to hold such licenses, registrations, franchises, certificates, variances, permits, charters and authorizations (nor the failure to pay any such fee or assessment) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller and, to the knowledge of Seller, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Seller and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Seller or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except for non-compliance, defaults or violations that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Seller Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(c)          Seller Bank maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Seller, since January 1, 2016, neither Seller nor Seller Bank has experienced any Security Breach. To the knowledge of Seller, there are no data security or other technological vulnerabilities with respect to Seller’s and Seller Bank’s information technology systems or networks.

(d)          As of the date hereof, each of Seller and Seller Bank is “well capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator).

(e)          (i) Seller and each of its Subsidiaries have properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law; and (ii) none of Seller, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.15        Certain Contracts.

(a)           Except as set forth in Section 3.15(a) of the Seller Disclosure Letter or as filed with any Seller Reports, as of the date hereof, neither Seller nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Seller Benefit Plan:

(i)           which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          with respect to the employment or service of any independent contractor or consultant involving the payment by Seller of fees to such independent contractor or consultant of fees in excess of $50,000 annually;

(iii)          that, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated hereby, will (either alone or upon the occurrence of any additional acts or events) result in (A) any payment (whether of severance pay or otherwise) becoming due from Buyer, Seller, Seller Bank, or any of their respective Subsidiaries to any director, officer, employee or consultant thereof, or (B) any of the benefits thereunder being increased, the vesting of the benefits thereunder being accelerated, or the value of any of the benefits thereunder being calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)         that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Seller or any of its affiliates or upon consummation of the Merger will materially restrict the ability of Buyer or any of its affiliates to engage in any line of business;

(v)          that obligates Seller or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Buyer or its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any person other than Seller or any of its Subsidiaries “most favored nation” status or similar rights;

(vi)         to which any affiliate, officer, director or employee of Seller or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business, on commercially reasonable terms and in accordance with all applicable regulatory requirements);

(vii)        that is a material Intellectual Property license or under which Seller or any of its Subsidiaries has licensed to others the right to use any Intellectual Property owned by Seller or any of its Subsidiaries, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for Seller or its Subsidiaries other than through customization tools made available by the applicable licensor;

(viii)        with or to a labor union or guild (including any collective bargaining agreement);

(ix)          that relates to the incurrence of indebtedness by Seller or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) in the principal amount of $100,000 or more, including any sale and leaseback transactions, capitalized leases or other similar financing transactions;

(x)           that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Seller or its Subsidiaries;

(xi)          that provides any rights to shareholders of Seller, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to Seller’s or any of its Subsidiary’s Board of Directors;

(xii)         that is a consulting agreement or data processing, software programming or licensing contract (other than any such contracts, arrangements, commitments or understandings, which are terminable by Seller or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(xiii)        that includes an indemnification obligation of Seller or any of its Subsidiaries with a maximum potential liability in excess of $50,000;

(xiv)        with respect to any partnership or joint venture;

(xv)         that limits the payment of dividends by Seller or any of its Subsidiaries;

(xvi)        relating to the acquisition or disposition of any branch or business (whether by merger, sale of stock, sale of assets or otherwise) or any material amount of assets, in each case, (A) entered into within the last three (3) years or (B) under which Seller or any of its Subsidiaries has any outstanding material obligation or right; or

(xvii)       any agreement that obligates Seller or Seller Bank for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on sixty (60) days’ or less notice without penalty or payment.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in the Seller Disclosure Letter, is referred to herein as a “Seller Contract.”

(b)           Seller has made available to Buyer a true, correct and complete copy of each written Seller Contract and each written amendment to any Seller Contract. Section 3.15(b) of the Seller Disclosure Letter sets forth a true, correct and complete description of any oral Seller Contract and any oral amendment to any Seller Contract.

(c)           (i) Each Seller Contract is valid and binding on Seller or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller, (ii) Seller and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Seller Contract, (iii) to the knowledge of Seller, each third-party counterparty to each Seller Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Seller Contract, (iv) neither Seller nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Seller Contract by any of the other parties thereto and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Seller or any of its Subsidiaries, or to the knowledge of Seller, any other party thereto, of or under any such Seller Contract.

3.16        Agreements with Regulatory Agencies. Subject to Section 9.14, neither Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Letter, a “Seller Regulatory Agreement”), nor has Seller or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement.

3.17        Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of Seller, any of its Subsidiaries or for the account of a customer of Seller or any of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or one of its Subsidiaries enforceable against Seller or its applicable Subsidiary and, to the knowledge of Seller, the counterparty thereto, in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Seller and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to the knowledge of Seller, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of Seller and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.18        Environmental Matters.

(a)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, each of Seller and its Subsidiaries and the Owned Real Property, Leased Real Property and Loan Properties are in compliance with all Environmental Laws, and Seller and its Subsidiaries have not received any written notice, report or other information regarding, and Seller and Seller Bank have no knowledge of, any actual or alleged violation of Environmental Laws relating to Seller, its Subsidiaries, the Owned Real Property, Leased Real Property or any Loan Property.

(b)           There is no suit, claim, action or proceeding pending or, to Seller’s knowledge, threatened before any Governmental Authority or other forum in which Seller or any of its Subsidiaries has been named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) at, in, to, on, from or affecting Owned Real Property, Leased Real Property, a Loan Property, or any property previously owned, operated or leased by Seller or any of its Subsidiaries.

(c)           During the period of (i) Seller’s or any of its Subsidiaries’ ownership, tenancy or operation of any Owned Real Property or Leased Real Property or (ii) Seller’s or any of its Subsidiaries’ holding of a security interest in any Loan Property, there has been no release of Hazardous Material at, in, to, on, from or affecting such Owned Real Property, Leased Real Property or Loan Property that could reasonably be expected to result in any liabilities or obligation to such parties pursuant to any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. To Seller’s knowledge, prior to the period of (x) Seller’s or any of its Subsidiaries’ ownership, tenancy or operation of any Owned Real Property or Leased Real Property, or (y) Seller’s or any of its Subsidiaries’ holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material at, in, to, on, from or affecting any such property that could result in any liabilities or obligations to such parties pursuant to Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(d)           To Seller’s knowledge, there have been and are no (i) active or abandoned underground storage tanks, (ii) gasoline or service stations, or (iii) dry-cleaning facilities or operations at, on, in, under or immediately adjacent to any Owned Real Property or Leased Real Property.

(e)           Neither Seller nor any of its Subsidiaries has any outstanding or continuing liabilities or obligations with respect to any violation of any Environmental Law, including without limitation to conduct environmental investigation, remediation or response actions, or to pay for such investigation, remediation or response actions.

(f)           For purposes of this Agreement:

(i)            “Loan Property” means any property in which Seller or any of its Subsidiaries holds a security interest, and, where required by the context (including as a result of foreclosure or receipt of a deed in lieu of foreclosure), said term includes any property owned or operated by Seller or any of its Subsidiaries.

(ii)           “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, Oil, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws.

(iii)          “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. § 1251 et seq., or any other Environmental Law.

(iv)          “Environment” means any air (including indoor air), soil vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource.

(v)           “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, (B) the protection of human health and safety as relating to Hazardous Materials, and/or (C) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material. The term Environmental Law includes without limitation (x) the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (y) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material as in effect on or prior to the date of this Agreement.

3.19        Investment Securities and Commodities. Each of Seller and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements as reflected in the Financial Statements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or its Subsidiaries. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects. Seller and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Seller believes in good faith are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Seller has made available to Buyer the terms of such policies, practices and procedures.

3.20        Real Property.

(a)           Section 3.20(a) of the Seller Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the real property owned by Seller and its Subsidiaries (collectively, the “Owned Real Property”). Seller or its respective Subsidiary has good and marketable title to all the Owned Real Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens (except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).

(b)           Section 3.20(b) of the Seller Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which Seller or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by Seller or any of its Subsidiaries on the date hereof (collectively, the “Leased Real Property”), whether in Seller’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor, or licensor, as the case may be (the “Real Estate Leases”). Seller or its Subsidiaries has valid leasehold interests in the Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of Seller, the lessor, and (ii) enforceable against Seller or the applicable Subsidiary and, to the knowledge of Seller, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Seller and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Real Estate Lease, and to the knowledge of Seller, each counterparty to each Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or any of its Subsidiaries under any such Real Estate Lease. No event has occurred which, with notice or lapse of time, would permit termination or acceleration under the Real Estate Leases. Seller has made available to Buyer a true, correct and complete copy of each written Real Estate Lease and each written amendment to any Real Estate Lease.

(c)           Neither Seller nor Seller Bank has received a written notice from any Governmental Authority to indicate that any of the Owned Real Property or Leased Real Property is not in compliance with any zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule, ordinance or regulation, including, without limitation, the American With Disabilities Act of 1990 all as the same are amended from time to time and all orders and regulations promulgated thereto and no such noncompliance exists.

(d)           Neither Seller nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Owned Real Property or Leased Real Property. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Owned Real Property or Leased Real Property.

(e)           True and complete copies of the most recent real estate tax bills for the Owned Real Property and the Leased Real Property received by Seller have been made available to Buyer. Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Owned Real Property and the Leased Real Property.

3.21        Intellectual Property; Seller Systems; Cybersecurity.

(a)           To Seller’s knowledge, Seller and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Section 3.21(a) of the Seller Disclosure Letter sets forth a complete and correct list of all such Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller: (i)(A) to the knowledge of Seller, the use of any Intellectual Property by Seller and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller or any Subsidiary of Seller acquired the right to use any Intellectual Property, and (B) no person has asserted in writing to Seller that Seller or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) to the knowledge of Seller, no person is challenging, infringing on or otherwise violating any right of Seller or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Seller or its Subsidiaries, (iii) neither Seller nor any Subsidiary of Seller has received any written notice of any pending claim with respect to any Intellectual Property owned by Seller or any Subsidiary of Seller, and (iv) Seller and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Seller and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b)           The computer, information technology and data processing systems, facilities and services used by Seller or any of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Seller Systems”), are reasonably sufficient for the conduct of the respective businesses of Seller and its Subsidiaries as currently conducted and the Seller Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Seller and its Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, to the knowledge of Seller, since January 1, 2016, no third party has gained unauthorized access to any Seller Systems owned or controlled by Seller or any of its Subsidiaries. Seller and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Seller Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Seller and its Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Seller and its Subsidiaries.

(c)           Each of Seller and its Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of Seller, since January 1, 2016, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Seller or any of its Subsidiaries.

(d)           To the knowledge of Seller, since January 1, 2016, there has not been and/or are not present in the Seller Systems: unauthorized access, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

3.22        Related Party Transactions. As of the date hereof, except as filed with any Seller Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Seller or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Seller Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Seller) on the other hand, of the type required to be reported in any Seller Reports pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act. All agreements between Seller or any of its Subsidiaries and any of their affiliates comply, to the extent applicable, with Regulation W of the Federal Reserve Board.

3.23        State Takeover Laws. Seller and its Subsidiaries have taken all actions required to be taken by it in order to exempt Buyer, this Agreement, the Voting Agreements and the Merger from, and Buyer, this Agreement, the Voting Agreements and the Merger are exempt from, the requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations of any state (collectively, “Takeover Laws”).

3.24        Charitable Organizations. Except as set forth in Section 3.24 of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries direct the operations of any organization qualified as tax-exempt under Section 501(c)(3) of the Code.

3.25        Opinion. Prior to the execution of this Agreement, the Board of Directors of Seller has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc. to the effect that as of the date of such opinion and subject to the factors, assumptions, limitations and qualifications in the written opinion, the Merger Consideration to be received by the common shareholders of Seller pursuant to this Agreement is fair from a financial point of view to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.26        Seller Information. The information relating to Seller and its Subsidiaries or that is provided by Seller or its Subsidiaries or their respective representatives for inclusion in the Proxy Statement, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.27        Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 3.27(a) of the Seller Disclosure Letter, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Seller or any of its Subsidiaries is a creditor and that, as of June 30, 2019, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of June 30, 2019, more than sixty (60) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Seller or any of its Subsidiaries, or to the knowledge of Seller, any affiliate of any of the foregoing. Set forth in Section 3.27(a) of the Seller Disclosure Letter is a true, correct and complete list of (A) all of the Loans of Seller and its Subsidiaries that, as of June 30, 2019, were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category (the “Classified Loans”) and (B) each asset of Seller or any of its Subsidiaries that, as of June 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b)           Set forth in Section 3.27(b) of the Seller Disclosure Letter is a true, correct and complete list, as of June 30, 2019, of each Loan of Seller or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).

(d)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, each outstanding Loan of Seller and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes and other credit and security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws.

(e)           None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)            There are no outstanding Loans made by Seller or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries.

(g)           Neither Seller nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)           Seller’s allowance for loan losses as reflected in Seller’s Audited Financial Statements was, and the allowance shown on the balance sheets in financial statements for periods ending after such date, in the reasonable judgment of management, was as of their dates, in compliance with Seller’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

(i)            Seller has previously made available to Buyer complete and correct copies of its and its applicable Subsidiaries’ lending and servicing policies and procedures as in effect as of the date of this Agreement.

3.28        Insurance. (a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller, Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice, and Seller and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Seller and its Subsidiaries, Seller or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) since January 1, 2016, there is no claim for coverage by Seller or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) since January 1, 2016, neither Seller nor any of its Subsidiaries has received written notice of any termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies. Section 3.28 of the Seller Disclosure Letter lists all insurance policies maintained by Seller and each of its Subsidiaries as of the date hereof, including any bank-owned life insurance (“BOLI”) policies. The BOLI reflected on the Most Recent Balance Sheet is, and will at the Effective Time be, owned by Seller or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Seller and its Subsidiaries have obtained the informed, written consent of each employee on whose behalf BOLI has been purchased. Seller and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. A breakdown of the estimated cash surrender values for each policy, the purpose for which each policy was purchased, the beneficiaries under each policy and a list of the lives insured thereunder has been made available to Buyer.

3.29        Deposits.

(a)           The deposits of Seller Bank have been solicited, originated and administered by Seller Bank in all material respects in accordance with the terms of their governing documents in effect from time to time and with applicable law.

(b)           Each of the agreements relating to the deposits of Seller Bank is valid, binding, and enforceable upon its respective parties in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(c)           Seller Bank has complied in all material respects with applicable law relating to overdrafts, overdraft protection and payment for overdrafts.

(d)           Any debit cards issued by Seller Bank with respect to the deposits of Seller Bank have been issued and administered in all material respects in accordance with applicable law, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E promulgated thereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

4.1          Making of Representations and Warranties.

(a)           On or prior to the date hereof, Buyer has delivered to Seller and Seller Bank a letter that will be treated confidentially (the “Buyer Disclosure Letter”) listing, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV; provided, however, that (i) the mere inclusion of an item in the Buyer Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, and (ii) any disclosure made with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article IV.

(b)           Except as set forth in the Buyer Disclosure Letter, Buyer represents and warrants to Seller and Seller Bank that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date of this Agreement”), which only need be correct as of the specified earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance, or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, disregarding for the purposes of this Section 4.1(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in (a) Sections 4.7 and 4.8, which shall be deemed untrue and incorrect if not true and correct, and (b) Sections 4.2, 4.3(a) and 4.3(b)(i), which shall be deemed untrue and incorrect if not true and correct in all material respects.

4.2          Corporate Organization. Buyer is a non-member savings bank duly organized, validly existing, and in good standing under the laws of the State of Rhode Island. The deposit accounts of Buyer are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDIA) to the fullest extent permitted by law. All premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Buyer, threatened. Buyer is a member in good standing of the FHLB and owns the requisite amount of stock therein. Buyer engages only in activities (and holds properties only of the types) permitted by the FDIA and Rhode Island law and the rules and regulations of the FDIC and the Rhode Island Department of Business Regulation promulgated thereunder. Buyer has no Subsidiaries.

4.3          Authority; No Violation.

(a)           Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, Bank Combination and Dissolution) have been duly and validly approved by the Board of Trustees of Buyer. No other corporate proceedings or approvals on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller and Seller Bank) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

(b)           Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby (including the Merger, Bank Combination and Dissolution), nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the articles of association or bylaws of Buyer or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound, except (in the case of this clause (y)) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

4.4          Consents and Approvals. Except for (a) the filing of any required applications, filings, and notices, as applicable, with the FDIC in connection with the Merger and Bank Combination, and approval of or non-objection to such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Director of the Rhode Island Department of Business Regulation, Division of Banks and the Commissioner of the Connecticut Banking Department in connection with the Merger and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Director of the Rhode Island Department of Business Regulation, Division of Banks and the Commissioner of the Connecticut Banking Department in connection with the Bank Combination and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (e) the filing with the SEC of the Proxy Statement, (f) the filing of the Articles of Merger with the SDAT pursuant to the MGCL, (g) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board and approval or waiver or non-objection of such applications, filings and notices, (h) the receipt by Seller of the Requisite Seller Vote and (i) the approval, effective as of the Effective Time, by the Board of Directors of the Surviving Corporation and the Board of Trustees of Buyer of the Dissolution, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the transactions contemplated hereby (including the Merger, Bank Combination and Dissolution). As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received by Buyer to permit consummation of the Merger on a timely basis.

4.5          Reports. Buyer has timely filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2016 with any Regulatory Agency, and has paid in full all fees and assessments due and payable in connection therewith, except where the failure to file such report, forms, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer. Subject to Section 9.14, except for normal examinations or inspections conducted by a Regulatory Agency in the ordinary course of business of Buyer, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer since January 1, 2016, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, have a Material Adverse Effect on Buyer. Subject to Section 9.14, there (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Buyer and (ii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

4.6          Financial Statements.

(a)           Buyer has delivered to Seller and Seller Bank true, correct and complete copies of the consolidated balance sheets of Buyer as of December 31, 2018 and 2017 and the related consolidated statements of net income, comprehensive income (less), changes in retained earnings and cash flows for each of the years in the two-year period ended December 31, 2018, accompanied by the audit report of Buyer’s independent registered public accounting firm (the “Buyer Financial Statements”). The Buyer Financial Statements (i) were prepared from, and are in accordance with, the books and records of Buyer, (ii) fairly present in all material respects the results of operations, cash flows, changes in retained earnings and financial position of Buyer for the respective fiscal periods and as of the respective dates therein set forth and (iii) were prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such Buyer Financial Statements or in the notes thereto. The books and records of Buyer have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)           Since January 1, 2016, Buyer has duly filed with the FDIC and any other applicable Regulatory Agency, in correct form, the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations.

4.7          Broker’s Fees. With the exception of the engagement of Boenning & Scattergood, Inc., neither Buyer nor any of its respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated hereby.

4.8          Absence of Certain Changes or Events. Since December 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

4.9          Legal and Regulatory Proceedings.

(a)           Buyer is not a party to any, and there are no outstanding or pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any nature against Buyer or any of its current directors or executive officers which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or the assets, rights or properties of Buyer (or that, upon consummation of the Merger, would apply to Buyer or any of its affiliates), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

4.10        Employees.

(a)           For purposes of this Agreement, “Buyer Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Buyer is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Buyer for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Buyer.

(b)           Each Buyer Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code.

4.11        Compliance with Applicable Law. Buyer holds, and has at all times since January 1, 2016 held, all licenses, registrations franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of its business and ownership of its business and properties, rights and assets under and pursuant to each (and has paid in full all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding any such license, franchise, permit or authorization (nor the failure to pay any such fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, and, to the knowledge of Buyer, no suspension or cancellation of any such license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. Buyer has complied in all material respects with, and is not in material default or violation under, any laws, statutes, rules, regulations, policies, order and/or guideline or any Governmental Entity relating to Buyer, including all laws related to data protection or privacy (including laws related to Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Buyer has a Community Reinvestment Act rating of “satisfactory” or better.

4.12         Regulatory Capitalization. As of the date of this Agreement, (i) Buyer is “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, as applicable and as amended from time to time, and (ii) Buyer has no reason to believe that Buyer will not be so “well capitalized” immediately after the Effective Time.

4.13         Agreements with Regulatory Agencies. Subject to Section 9.14, Buyer is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit or risk management policies, its management or its business (each, a “Buyer Regulatory Agreement”), nor has Buyer been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement.

4.14         Sufficient Funds. Buyer will have available to it sources of funds sufficient to pay the aggregate Merger Consideration and any other amounts payable pursuant to this Agreement and to effect the Transactions.

4.15         Insurance. Buyer is insured for reasonable amounts with reputable and, to the knowledge of Buyer, financially sound insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and maintain all insurance required by applicable laws and regulations. Buyer is in compliance in all material respects with its insurance policies and is not in default under any of the terms thereof.

4.16         Buyer Information. The information that is provided by Buyer or its representatives for inclusion in the Proxy Statement, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Business of Seller Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Seller Disclosure Letter), required by law or as consented to in writing by Buyer, Seller shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, independent contractors and advantageous customer and other business relationships and (c) take no action that would reasonably be expected to prevent or adversely affect or delay (x) the parties’ ability to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to consummate the transactions contemplated hereby on a timely basis or (y) performance by Seller or its Subsidiaries of its and their covenants and agreements hereunder.

5.2          Seller Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement (including as set forth in the Seller Disclosure Letter), as required by law or as consented to in writing by Buyer, which consent shall not unreasonably be withheld, conditioned or delayed, Seller shall not, and shall not permit any of its Subsidiaries to:

(a)          other than in the ordinary course of business (including deposits, federal funds borrowings and advances from the FHLB), incur any indebtedness for borrowed money (other than indebtedness of Seller or any of its wholly owned Subsidiaries to Seller or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)               adjust, split, combine or reclassify any capital stock;

(ii)              make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends at a rate not in excess of $0.07 per share of Seller Common Stock and with record and payment dates as set forth in Section 5.2(b)(ii) of the Seller Disclosure Letter, (B) dividends paid by any of the Subsidiaries of Seller to Seller or any of its other wholly owned Subsidiaries and (C) the acceptance of shares of Seller Common Stock as payment for the exercise price of Seller Stock Options) or for withholding of taxes incurred in connection with the exercise of Seller Stock Options or the vesting or settlement of shares of Seller restricted stock;

(iii)             grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)             issue, sell or otherwise permit to become outstanding (including by issuing any shares of Seller Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities (except in the event vested stock options are exercised) convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise, vesting or settlement of Seller Stock Options outstanding as of the date hereof;

(c)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary of Seller, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business;

(d)           except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of Seller;

(e)           purchase any bank owned life insurance;

(f)            terminate, materially amend, or waive any material provision of, any Seller Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business and without material adverse changes of terms with respect to Seller, or enter into any contract that would constitute a Seller Contract if it were in effect on the date of this Agreement;

(g)           except as required under the terms of any Seller Benefit Plan existing as of the date hereof and set forth in Section 3.12(a) of the Seller Disclosure Letter, or as set forth in Section 5.2(g) of the Seller Disclosure Letter, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Seller Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases in the ordinary course of business to which Buyer consents in writing, which consent shall not unreasonably be withheld, conditioned or delayed, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses earned in 2019 under the Seller Bank Senior Management Short Term Incentive Plan and as determined in the ordinary course of business and consistent with past practice, (v) grant any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $50,000, other than for cause (as determined in the ordinary course of business), (ix) hire or promote any officer or any employee, independent contractor or consultant whose annual base salary (or annual base compensation, in the case of any independent contractor or consultant) is equal to or greater than $50,000 other than in connection with the replacement of such an officer, employee, independent contractor or consultant, and as consented to in writing by Buyer, which consent shall not unreasonably be withheld, conditioned or delayed, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former officer, employee, independent contractor or consultant of Seller or any of its Subsidiaries;

(h)           settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $50,000, individually or in the aggregate, and that would not impose any material restriction on the business of Seller, Seller Bank or their respective Subsidiaries (or, following the consummation of the transactions contemplated hereby, Buyer);

(i)            amend the Seller Certificate, Seller Bylaws or comparable governing or organizational document of any of its Subsidiaries;

(j)            merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;

(k)           materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)            take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(m)          implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)           enter into any new line of business;

(o)           except as set forth in Section 5.2(o) of the Seller Disclosure Letter or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed and which consent will be deemed to have been granted if not denied within three (3) business days), make, renegotiate, renew, increase, extend, modify or purchase any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with recent past practice in amounts not to exceed (i) $750,000 in the case of residential loans, (ii) $750,000 in the case of non-residential real estate loans and (iii) $500,000 in the case of non-real estate loans; provided, however, that with respect to any new loan, loan commitment, letter of credit or other extension of credit in excess of $2,000,000, Seller will consult with Buyer on terms and conditions of such new loan, loan commitment, letter of credit or other extension of credit prior to sharing such terms and conditions, including, without limitation, any term sheet, on a non-binding basis with a proposed borrower; provided, further, that with respect to Classified Loans, the loan thresholds referenced herein shall be $250,000; provided, further, that all loan thresholds referenced in this Section 5.2(o) shall refer to the amount of all loans to any one borrower and related interests;

(p)           make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;

(q)           make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $25,000 individually or $50,000 in the aggregate;

(r)            make any investment or commitment to invest in or acquire real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with recent past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties in connection with loans or loan commitments in excess of $250,000 without first conducting a Phase I environmental assessment (a “Phase I Assessment”) of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material; or enter into any new contracts, leases, licenses or other agreements respecting or place or create any Liens on any Owned Real Property or Leased Real Property or amend any Leases, or consent to any sublease, assignment or amendment of any agreement affecting any Leased Real Property in each case without prior written notice to and consultation with Buyer;

(s)            make, change or revoke any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, fail to timely file any Tax Return, settle or compromise any Tax Liability, claim or assessment, agree to any adjustment of any Tax attribute, or agree to an extension or waiver of the limitation period to any Tax claim or assessment, grant any power of attorney with respect to Taxes, surrender any right to claim a refund of Taxes or enter into any closing agreement with respect to any Tax or refund or amend any Tax Return;

(t)            make contributions to organizations qualified as tax-exempt under Section 501(c)(3) of the Code other than in the ordinary course of business consistent with recent past practice;

(u)           make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(v)           materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of Seller or any of its Subsidiaries; or

(w)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)           The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated hereby (including the Merger, Bank Combination and Dissolution), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Buyer and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller or Buyer, as the case may be, and any of Seller’s Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated hereby and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals” means (i) all regulatory authorizations, consents, permits, orders, approvals, waivers or non-objections from the FDIC, the Director of the Rhode Island Department of Business Regulation, Division of Banks, the Commissioner of the Connecticut Banking Department and the Federal Reserve Board and (ii) any other approvals set forth in Sections 3.5 and 4.4, in each case (x) that are necessary to consummate the transactions contemplated hereby (including the Merger, Bank Combination and Dissolution) or (y) the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)           Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require Buyer or Seller or any of Seller’s Subsidiaries, and neither Buyer nor Seller nor any of Seller’s Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing regulatory authorizations, consents, permits, orders, approvals, waivers or non-objections of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on Buyer, after giving effect to the Merger, Bank Combination or Dissolution (a “Materially Burdensome Regulatory Condition”).

(c)           Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, affiliates, subsidiaries, directors, officers, depositors and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of parties to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)           Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, will be obtained subject to a Materially Burdensome Regulatory Condition or that the receipt of any such approval will be materially delayed.

6.2          Access to Information; Confidentiality.

(a)           Upon reasonable notice and subject to applicable laws, Seller, for the purposes of enabling Buyer to verify the representations and warranties of Seller and to prepare for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, subject to Section 9.14, afford to the officers, employees, accountants, counsel, advisors and other representatives of Buyer, access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of Seller’s properties, books, contracts, commitments, personnel, information technology systems, Tax Returns and related work papers and records reasonably requested by Buyer. Seller shall cooperate with Buyer in preparing to execute after the Effective Time the conversion or consolidation of systems, including, but not limited to, the conversion of Seller Bank’s data processing and related electronic informational systems to those used by Buyer, and business operations generally, and, during such period, Seller shall, and shall cause its Subsidiaries to, promptly make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by Buyer during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Seller is not permitted to disclose under applicable law) and (ii) all other information concerning Seller’s business, properties and personnel as Buyer may reasonably request. Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Seller’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Seller will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Seller shall promptly (and in any event, not later than two (2) business days after first delivered or made available to the Boards of Directors of Seller and Seller Bank) provide (or cause to be provided) to Buyer copies of any regularly prepared materials for the Boards of Directors of Seller and Seller Bank, including monthly financial statements and other regular monthly reports so provided to the Boards of Directors of Seller and Seller Bank; provided that the Seller and Seller Bank may redact (i) board and committee minutes that discuss the Merger or the other matters contemplated by this Agreement or any other subject matter Seller reasonably determines should be treated as confidential, (ii) any information prior to providing such materials to Buyer to the extent that any such information is subject to the attorney-client privilege or work product doctrine and (iii) any non-confidential supervisory information.

(c)           Buyer shall hold all information furnished by or on behalf of Seller or its representatives pursuant to Sections 6.2(a) and 6.2(b) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 29, 2019, between Buyer and Seller and the confidentiality agreement, dated September 23, 2019, between Buyer and Seller (collectively, the “Confidentiality Agreement”).

(d)           In addition to all documents referenced in this Section 6.2, Seller agrees to maintain, in the ordinary course of business consistent with recent past practice, all electronic records (including e-mails) of Seller and its Subsidiaries and their respective directors, officers and employees in effect as of the date of this Agreement.

(e)           No investigation (or discovery or receipt of information) by any party hereto or their respective representatives shall affect or be deemed to modify or waive any representation, warranty, covenant or other agreement of the other parties set forth herein or the conditions to any party’s obligation to consummate the transactions contemplated hereby. Nothing contained in this Agreement shall give any party hereto, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its affiliates’ and subsidiaries’ respective operations.

6.3          Seller Shareholders’ Approval.

(a)           Following the execution of this Agreement, Seller shall take, in accordance with applicable law and the Seller Articles and the Seller Bylaws, all action necessary to convene an annual or special meeting of its shareholders as promptly as practicable for the purpose of obtaining (i) the Requisite Seller Vote required in connection with this Agreement and the Merger and (ii) if so desired and mutually agreed by the parties, the approval of other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or otherwise approve the transactions contemplated hereby (such meeting, including any adjournment or postponement thereof, the “Meeting”). In furtherance and without limitation of the foregoing, Seller, at its expense, shall promptly mail (or cause to be mailed) the Proxy Statement of Seller relating to the Meeting. Without limiting the scope of this Section 6.3(a), Seller shall use commercially reasonable efforts to mail the Proxy Statement to Seller’s shareholders as soon as practicable following the date of this Agreement, but in no event later than sixty (60) days of the date of this Agreement. If at any time prior to the Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, Seller shall promptly prepare and, after consultation with Buyer, mail to the holders of Shares such an amendment or supplement. Buyer shall cooperate with Seller in the preparation of the Proxy Statement, any amendment or supplement thereto, and any other communication that could reasonably be deemed to be proxy solicitation materials relating to the Merger (collectively, the “Proxy Materials”) and shall furnish Seller with all information relating to Buyer that Seller reasonably determines in necessary to be included in, or otherwise in respect of, the Proxy Materials. Buyer and its counsel shall be given a reasonable opportunity to review any Proxy Material prior to its dissemination to the holders of the Shares, and Seller shall give appropriate consideration to making any change to the Proxy Material reasonably requested by Buyer.

(b)           Seller may engage a proxy solicitor on terms and conditions acceptable to both Seller and Buyer. Seller shall keep Buyer updated with respect to the proxy solicitation results in connection with the Meeting as reasonably requested by Buyer.

(c)           Subject to Section 6.3(d), the Board of Directors of Seller shall (i) recommend to its shareholders the adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Recommendation”), (ii) include the Recommendation in the Proxy Statement, (iii) use its reasonable best efforts to obtain from the shareholders of Seller the Requisite Seller Vote, including by communicating to its shareholders the Recommendation and (iv) not withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Buyer, the Recommendation or take any action, or make any public statement, filing or release inconsistent with the Recommendation, or submit this Agreement to Seller’s shareholders for a vote without the Recommendation.

(d)           Subject to Section 8.1 and Section 8.2, if the Board of Directors of Seller, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to Seller’s shareholders, the Board of Directors of Seller may (but shall not be required to) submit this Agreement to Seller’s shareholders without, or with a recommendation adverse to, the Recommendation (an “Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Seller may communicate the basis for the Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law; provided that the Board of Directors of Seller may not take any action under this Section 6.3(d) unless (i) such action is taken in response to an Acquisition Proposal and such Acquisition Proposal (x) did not result from a breach by Seller of Section 6.13 and (y) constitutes a Superior Proposal; (ii) Seller gives Buyer at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal (including the latest material terms and conditions of, and the identity of the third party making, the Acquisition Proposal, or any amendment or modification thereof)); (iii) during such three (3) business day period, Seller has considered and negotiated (and has caused its representatives to consider and negotiate) with Buyer in good faith (to the extent Buyer desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement proposed by Buyer; and (iv) at the end of such notice period, the Board of Directors of Seller takes into account any amendment or modification to this Agreement proposed by Buyer (it being understood that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, again determines in good faith that it would nevertheless result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and that such Acquisition Proposal constitutes a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(d) and will require a new determination and notice period as referred to in this Section 6.3(d).

(e)          Seller shall adjourn or postpone the Meeting if, (i) as of the time for which such meeting is originally scheduled, there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Meeting or (ii) on the date of the Meeting, Seller has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seller Vote; provided that, from and after such time, if any, that (in response to an Acquisition Proposal that has been received by Seller and that has been publicly disclosed or otherwise become public) Seller makes an Adverse Recommendation Change that is permitted by Section 6.3(d), Seller thereafter shall not be so required to adjourn or postpone the Meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation, including if Seller makes an Adverse Recommendation Change.

6.4          Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Buyer and Seller shall, and Seller shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement (including the Merger, Bank Combination and Dissolution) and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, permit, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Buyer or Seller or any of Seller’s Subsidiaries in connection with the Merger or any other transaction contemplated by this Agreement.

6.5         Exchange Act Deregistration. Prior to the Closing Date, Seller shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable SEC rules to enable the deregistration of the Seller Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6         Employee Matters.

(a)           Buyer shall endeavor to retain as many of Seller’s and Seller Bank’s employees as it deems reasonably practical in its sole discretion. Buyer shall use its reasonable efforts to provide employees of Seller and its Subsidiaries with meaningful career opportunities at Buyer following the Merger and Bank Combination. Notwithstanding the foregoing, this Agreement is not intended to provide to any employee a legally enforceable right to continuing employment after the Effective Time, and any employees of Seller or any of its Subsidiaries that continue employment with Buyer following the Effective Time shall become employees at will of Buyer.

(b)           At and after the Effective Time, and except as set forth in Section 6.6(b) of the Seller Disclosure Letter, Buyer will provide any employee of Seller and Seller Bank who is not otherwise covered by an individual severance or change in control agreement and whose employment is involuntarily terminated by Buyer without Cause (as defined below) or voluntarily terminates employment as a result of not being offered substantially similar employment, determined in the good faith judgment of Buyer (for purposes of clarity, reporting to a different supervisor or having a different title shall not entitle an employee to severance under this Section 6.6(b)) or as a result of a relocation of his or her principal place of employment by more than thirty (30) miles from the location of his or her principal place of employment on the date of this Agreement within twelve (12) months following the Effective Time with a lump sum cash severance payment equal to two (2) weeks of pay for each full year of service with Seller or Seller Bank, with a minimum benefit of four (4) weeks and a maximum benefit of twenty-six (26) weeks, with such payment made within ten (10) business days of the date of termination and subject to such person’s execution of a customary release in the form attached hereto as Exhibit B. For purposes of this Section 6.6(b), the following, as determined by Buyer in its reasonable judgment, shall constitute “Cause” for termination: (i) conviction of or plea of nolo contendere to a felony or other crime involving dishonesty or theft, or likely to result in imprisonment; (ii) fraud, theft, embezzlement, other material dishonesty or any material breach of a fiduciary duty owed to Buyer, Seller or any of its Subsidiaries; (iii) material failure to perform, or gross neglect or recklessness in the performance of, duties and responsibilities to Buyer, Seller or any of its Subsidiaries; (iv) willful failure or willful refusal to follow the directions or instructions of Buyer; or (v) material violation of any of Buyer’s applicable employment policies.

(c)           Prior to the Effective Time, Buyer shall take all reasonable action so that employees of Seller or Seller Bank who are employed by Buyer at or after the Effective Time (i) shall receive employee benefits which are at a level comparable in the aggregate to similarly-situated employees of Buyer and (ii) shall be entitled to participate in the Buyer Benefit Plans at a level comparable to similarly-situated employees of Buyer (it being understood that inclusion of the employees of Seller and its Subsidiaries in the Buyer Benefit Plans may occur at different times with respect to different Buyer Benefit Plans) to the extent that such participation does not result in a duplication of benefits. Unless an employee of Seller affirmatively terminates coverage under any medical, dental, vision, health or disability plan of Seller (the “Seller Health Plan”) prior to the time that such employee becomes eligible to participate in the Health Plan, no coverage of any of Seller employees or their dependents shall terminate under any of the Seller Health Plans prior to the time such employees and their dependents become covered under the health plans, programs and benefits provided to similarly-situated employees of Buyer and their dependents. Buyer shall cause each Buyer Benefit Plan in which employees of Seller or Seller Bank are eligible to participate to recognize the service of such employees with Seller or Seller Bank, as applicable (to the same extent as such service was credited for such purpose immediately prior to the Effective Time), for purposes of determining eligibility to participate in such Buyer Benefit Plan and the vesting of benefits, but not for purposes of accrual of benefits under any defined benefit pension plan or to the extent that recognizing the service of such employees would result in a duplication of benefits.

(d)           Effective as of the day immediately preceding the Closing Date, Seller and Seller Bank shall adopt resolutions to terminate any Seller Benefit Plan intended to qualify as a Code Section 401(k) arrangement (the “Seller 401(k) Plan”) and shall provide Buyer with evidence that the Seller 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of Seller. The form and substance of such resolutions shall be subject to Buyer’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Seller and its Subsidiaries, as applicable, shall also take such other actions in furtherance of terminating the Seller 401(k) Plan as Buyer may reasonably request prior to the Closing Date, including the adoption of amendments to the Seller 401(k) Plan. The accounts of all participants and beneficiaries in the Seller 401(k) Plan shall become fully vested upon termination of such plan. As soon as practicable following termination of such plan, the account balances in the Seller 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any participant that continues employment with Buyer and who elects to participate in any Buyer Benefit Plan intended to qualify as a Code Section 401(k) arrangement (the “Buyer 401(k) Plan”) may elect to have his or her account balance rolled over into the Buyer 401(k) Plan.

(e)           From and after the Effective Time, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Seller or its Subsidiaries.

(f)            In the event of any termination of any Seller or Seller Bank medical, dental, vision, health or disability plan (collectively, “Health Plan”), Buyer shall make available to the former Seller and Seller Bank employees (and their dependents) that continue employment with Buyer, Health Plan coverage on the same basis as it provides such coverage to similarly-situated Buyer employees, provided that Buyer shall cause each such Health Plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable Health Plans of Buyer, (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Health Plan prior to the Effective Time and (iii) provide credit towards the deductible and out-of-pocket maximum for eligible expenses incurred by the employees of Seller or Seller Bank under the Seller Health Plans for the plan year in which coverage commences under the Buyer Health Plan.

(g)           Buyer agrees to assume and honor the terms of each of the change in control agreements with the employees of Seller as set forth in Section 6.6(g) of the Seller Disclosure Letter, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. Concurrently with the execution of this Agreement, Buyer shall obtain from Thomas Borner, Robert Halloran, Kim Bushey, Lori Bannister and Robert Trivella, in the form included in Section 6.6(g) of the Seller Disclosure Letter, an executed settlement agreement to accept in full settlement of his or her rights under his or her change in control agreement, and an executed consulting and release agreement with Thomas Borner in the form included in Section 6.6(g) of the Seller Disclosure Letter, to be effective as of the Effective Time.

(h)           Buyer agrees to honor and maintain the Seller Bank Amended and Restated Deferred Compensation Retirement Plan (“Deferred Plan”) as set forth in Section 6.6(h) of the Seller Disclosure Letter, and, unless otherwise agreed to in writing, Buyer agrees that the timing and amount of the payments thereunder will not be accelerated and will continue to be made in accordance with the terms of such plan. Concurrently with the execution of this Agreement, Buyer shall provide each participant in the Deferred Plan a signed letter in the form included in Section 6.6(h) of the Seller Disclosure Letter.

(i)            Neither Seller, any of its Subsidiaries, nor any officer, director, manager, employee, agent or representative of Seller or its Subsidiaries shall make any communication to service providers of Seller or its Subsidiaries regarding any Buyer Benefit Plan or any compensation or benefits to be provided after the Effective Time without the advance approval of Buyer.

(j)            No provision in this Agreement shall modify or amend any other agreement, plan, program, or document relating to a Seller Benefit Plan unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document relating to a Seller Benefit Plan, unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

6.7         Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, to the fullest extent permitted by applicable law, Buyer shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent such persons are indemnified as of the date of this Agreement by Seller pursuant to the Seller Articles, the Seller Bylaws, the governing or organizational documents of any Subsidiary of Seller and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the Seller Disclosure Letter, each present and former director, officer or employee of Seller and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, amounts paid in settlement, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Seller or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. An Indemnified Party shall be entitled to the reimbursement of reasonable legal expenses incurred in any successful claim hereunder to enforce its rights to indemnification and advancement.

(b)           For a period of six (6) years after the Effective Time, Buyer shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller (provided that Buyer may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Buyer shall not be obligated to expend, on an annual basis, an amount that, in the aggregate, exceeds 175% of the current annual premium paid as of the date hereof by Seller for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Buyer shall cause to be maintained policies of insurance that, in Buyer’s good faith determination, provide the maximum coverage available for an aggregate cost equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with Buyer, but only upon the prior written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed, may (and at the request of Buyer, Seller shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year prepaid “tail” policy under Seller’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Buyer shall not have any further obligations under this Section 6.7(b), other than to maintain such prepaid “tail” policy.

(c)           The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Buyer or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Buyer will cause proper provision to be made so that the successors and assigns of Buyer will expressly assume the obligations set forth in this Section 6.7. The obligations of Buyer and Seller under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect the Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Indemnified Party or affected person.

(d)           Any indemnification payments made pursuant to this Section 6.7 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

6.8          Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.9          Advice of Changes. Buyer and Seller shall each promptly (but in no event more than twenty-four (24) hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of any condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Sections 7.2 or 7.3 to be satisfied.

6.10        Litigation and Claims. Each of Seller and Buyer shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, dispute, proceeding, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of either such party, threatened against Seller, Buyer or any of their respective Subsidiaries, in each case that (a) questions or would reasonably be expected to question the validity of this Agreement, the Merger or the other transactions contemplated hereby or any actions taken or to be taken by Buyer, Seller or their respective Subsidiaries with respect to this Agreement, the Merger or the other transactions contemplated hereby or (b) seeks to enjoin, restrain or prohibit the transactions contemplated hereby. Seller shall give Buyer the opportunity to consult on the defense or settlement of any shareholder litigation against Seller and/or its directors, officers or affiliates relating to the transactions contemplated by this Agreement (and Seller will in good faith take any comments of Buyer into account), and Seller shall not agree to any such settlement of any such litigation without Buyer’s prior written consent which shall not unreasonably be withheld, conditioned or delayed.

6.11        Dividends. After the date of this Agreement, Seller will provide Buyer with five (5) business days or more notice of any declaration of dividend in respect of Seller Common Stock or the setting of a record date therefor.

6.12        Corporate Governance. Buyer shall take all action necessary to appoint one member of the Board of Directors of Seller (the “Designated Seller Director”) to the Board of Trustees of Buyer, effective as of and conditioned upon the Closing. Prior to the Closing, Buyer shall offer each member of the Boards of Directors of Seller and Seller Bank who is not appointed a trustee of Buyer pursuant to this Section 6.12 the opportunity to serve as a corporator of Buyer, and Buyer’s Board of Trustees shall recommend that Buyer’s corporators elect as corporators of Buyer, as of the annual meeting of corporators next following the receipt of the Requisite Seller Vote, the Designated Seller Director and each other member of the Boards of Directors of Seller and Seller Bank who expresses an interest in serving as a corporator of Buyer and who, in Buyer’s good faith judgment, satisfies Buyer’s selection criteria for its corporators generally, effective as of and conditioned upon the occurrence of the Effective Time.

6.13        Acquisition Proposals.

(a)           Seller agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to any person (other than Buyer and its representatives in their capacity as such) concerning any Acquisition Proposal or (iv) have or participate in any discussions with any person (other than Buyer and its representatives in their capacity as such) relating to any Acquisition Proposal, except, for purposes of this clause (iv), to notify such person of the existence of the provisions of this Section 6.13(a); provided that prior to the date of the Meeting, in the event Seller receives from any person other than Buyer or its representatives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.13, it may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data to, and participate in, discussions with such person with respect to such Acquisition Proposal but only to the extent that, prior to doing so, its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information or data or participating in any discussions, in each case, permitted pursuant to the foregoing proviso, Seller shall have provided such information or data to Buyer and shall have entered into a confidentiality agreement with such person on terms no less stringent to such person than the terms of the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Seller or its representatives. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.13 by any Subsidiary or representative of Seller shall constitute a breach of this Section 6.13 by Seller.

(b)           Seller will, and will cause its representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the execution of this Agreement with any person (other than Buyer and its representatives in their capacity as such) with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal.

(c)          Promptly (and in any event within twenty-four (24) hours) following receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, Seller shall advise Buyer of such Acquisition Proposal or inquiry and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, copies of any written Acquisition Proposal and written summaries of any material oral communications relating to an Acquisition Proposal), and will keep Buyer apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.

(d)          As used herein,

(i)            “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Seller and its Subsidiaries or 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Seller; (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person (other than Buyer) beneficially owning 25% or more of any class of equity or voting securities of Seller or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Seller; or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller and/or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Seller; and

(ii)           “Superior Proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that Seller’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Seller Common Stock or all, or substantially all, of the assets of Seller; (B) would result in a transaction that (1) involves consideration to the holders of the shares of Seller Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the shareholders of Seller pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and which proposal is not conditioned upon obtaining financing and (2) is, in light of the other terms of such proposal, more favorable to the shareholders of Seller than the Merger and the other transactions contemplated by this Agreement considering, among other things, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

6.14        Board and Committee Meetings. Following the receipt of the Requisite Regulatory Approvals, Seller shall permit representatives of Buyer (no more than two (2)) to attend any meeting of the Boards of Directors of Seller or Seller Bank or the executive and loan committees thereof as an observer, subject to the Confidentiality Agreement; provided that Seller shall not be required to permit such representatives to remain present during any confidential discussions of this Agreement or the transactions contemplated by this Agreement or any Acquisition Proposal or during any other matter (a) that the Board of Directors of Seller or Seller Bank has reasonably determined to be confidential with respect to the participation of Buyer or (b) that Seller or Seller Bank would not be required to disclose under Section 6.2 of this Agreement.

6.15        Public Announcements. Seller and Buyer shall each use their reasonable best efforts to (a) develop a joint communications plan and ensure that all press releases and other public disclosure (including communications to employees, agents and contractors) with respect to this Agreement or the transactions contemplated hereby are consistent with such joint communications plan and (b) consult with each other before issuing any press release or, to the extent practicable, otherwise making any public disclosure with respect to this Agreement or the transactions contemplated hereby, except in respect of any press release or public disclosure the content and messaging of which is substantially similar to public disclosure previously made by Buyer or Seller either on the date of this Agreement or following the date of this Agreement and in accordance with this Section 6.15.

6.16        Operating Functions. To the extent permitted by applicable law and upon Buyer’s request, Seller shall regularly discuss and reasonably cooperate with Buyer in connection with (a) planning for the efficient and orderly combination of Seller, Seller Bank and Buyer and the operation of Buyer, (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Buyer may decide, (c) planning for the tax-efficient operation of Buyer and (d) providing such information, as may be reasonably requested by Buyer from time to time, to assist Buyer in the calculation of any potential termination penalties of the Seller Contracts referred to in Section 3.15(a)(xvii) and set forth in Section 3.15(a) of the Seller Disclosure Letter. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.

6.17        Restructuring Efforts. If Seller shall have failed to obtain the Requisite Seller Vote at the duly convened Meeting or any adjournment or postponement thereof, then, unless this Agreement has been terminated in accordance with its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of Seller Common Stock as provided for in this Agreement, in a manner adverse to such party) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to Seller’s shareholders for approval.

6.18        Takeover Laws. No party shall take any action that would cause this Agreement, the Merger or any of the other transactions contemplated hereby to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Merger or any of the other transactions contemplated hereby from any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.19        Section 16b-3. Prior to the Effective Time, Seller shall take such steps as may be reasonably necessary or advisable to cause dispositions of Seller equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.20        Classified Loans. Seller shall within twenty (20) days after the end of each quarter after the date hereof and not later than two (2) business days prior to the Closing Date provide Buyer with a complete and accurate list, including the amount, of all Loans subject to each type of classification of the Classified Loans.

6.21        ESOP Matters. Seller and Seller Bank shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP prior to or simultaneous with the Closing, as applicable. Effective at least five (5) business days before the Closing, the ESOP shall be terminated (the “ESOP Termination Date”). No new participants shall be admitted on or after the ESOP Termination Date and all existing ESOP participants’ accounts shall become fully vested and 100% non-forfeitable. Seller Bank shall direct the Trustee to remit a sufficient number of the shares of Seller Common Stock allocated to the suspense account pursuant to the ESOP (the “Suspense Shares”) back to Seller to repay the outstanding ESOP Loan in full, with each remitted share to be valued equal to the Merger Consideration. All remaining shares of Seller Common Stock held by the ESOP as of the Effective Time shall be exchanged for the Merger Consideration. After repayment of the outstanding ESOP Loan and the exchange of the shares of Seller Common Stock for the Merger Consideration, the cash received upon conversion of the remaining Suspense Shares shall be deemed to be earnings and shall be allocated as earnings to the accounts of the ESOP participants who are employed as of the ESOP Termination Date based on their account balances under the ESOP as of the ESOP Termination Date and distributed to ESOP participants after the receipt of a favorable determination letter from the IRS. No benefit distributions shall be made from the ESOP without the prior written consent of Buyer before the IRS issues a favorable determination letter with respect to the tax-qualified status of the ESOP on termination, except that distributions from the ESOP may be made earlier if required by law or upon the occurrence of the ESOP participant’s retirement, death, disability or termination of employment or any other event, other than plan termination, that requires a distribution from the ESOP. Prior to the Effective Time, Seller Bank shall take all such actions as are necessary (determined in consultation with Buyer) to submit the application for favorable determination letter in advance of the Closing, and following the Closing, Buyer shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). Seller Bank, and following the Effective Time, Buyer, will adopt such amendments to the ESOP to effect the provisions of this Section 6.21. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

6.22        Coordination.

(a)           Buyer and Seller agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Seller Bank shall be held at such locations as Buyer and Seller shall mutually agree; provided that representatives of Seller shall be permitted to attend such meetings. Buyer and Seller shall mutually agree as to the scope and content of all communications from Buyer to the employees of Seller and Seller Bank. At mutually agreed upon times following execution of this Agreement, representatives of Buyer shall be permitted to meet with the employees of Seller and Seller Bank to discuss employment opportunities with Buyer. Notwithstanding the foregoing, Buyer in this process shall have no right to exercise any management authority over employees of Seller and Seller Bank.

(b)           From and after the first date on which both the Requisite Seller Vote and Requisite Regulatory Approvals required under Section 7.1 (and without having to allow any waiting period under such approvals to expire) have been obtained, Buyer shall be permitted to conduct training sessions outside of normal business hours or at other times as Seller may agree with the employees of Seller and Seller Bank and may conduct such training seminars at such locations as Buyer and Seller may mutually agree; provided that such meetings or trainings will be at no cost to Seller and that Buyer will not schedule such training sessions in a manner which interferes with Seller’s and Seller Bank’s normal business operations.

(c)           Upon Buyer’s reasonable request, and with Buyer’s indemnification, prior to the Closing Date and following receipt of both the Requisite Seller Vote and Requisite Regulatory Approvals required under Section 7.1 (and without having to allow any waiting period under such approvals to expire), and consistent with GAAP and applicable banking laws and regulations, each of Seller and its Subsidiaries shall give due consideration to Buyer’s request to (i) modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) make such accruals under the Seller Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Seller Benefit Plans upon the completion of the Merger; provided, however, that at Seller’s reasonable request no such changes need be made earlier than one (1) business day prior to the Closing Date.

(d)           Upon Buyer’s reasonable request, and with Buyer’s indemnification, prior to the Closing Date and following receipt of both the Requisite Seller Vote and Requisite Regulatory Approvals required under Section 7.1 (and without having to allow any waiting period under such approvals to expire), and consistent with GAAP and subject to applicable banking laws and regulations, Seller and its Subsidiaries shall give due consideration to Buyer’s request that Seller or any of its Subsidiaries divest itself prior to the Effective Time of such investment securities and loans as are identified by Buyer in writing from time to time prior to the Closing Date; provided, however, that no such divestitures need be made prior to the Closing Date.

(e)           No accrual or reserve or change in policy or procedure, or any divestiture of investment securities or loans, made by Seller or any of its Subsidiaries at the request of Buyer pursuant to this Section 6.22 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Seller or its management with any such adjustments. In the event the Merger is not consummated, Buyer shall indemnify Seller for such actions within thirty (30) days.

6.23        Environmental Assessments.

(a)           Seller shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Seller, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Seller or any of its Subsidiaries or any Seller Loan Property for the purpose of conducting (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon) and (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”). Buyer and its environmental consulting firm shall conduct all environmental assessments pursuant to this Section 6.24(a) at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Seller’s operation of its business, and Buyer shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted. Buyer shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II Assessment and any restoration and clean up shall be borne solely by Buyer.

(b)           To the extent requested by Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

6.24        Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it and timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (b) establish an accrual in its books and records and financial statements in accordance with recent past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; (c) terminate all Tax sharing or similar agreements (other than such an arrangement or agreement exclusively between or among Seller and its Subsidiaries) and all powers of attorney with respect to or involving Seller or any of its Subsidiaries (such that after the Closing, Buyer shall not be bound thereby or have any liability thereunder); and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending or threatened against or with respect to Seller or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.25        Formation of Merger Sub; Accession. As promptly as reasonably practicable after the date of this Agreement, Buyer shall organize Merger Sub as a wholly owned Subsidiary of Buyer. Promptly after organizing Merger Sub, (a) Buyer, as the sole shareholder of Merger Sub, shall approve and adopt this Agreement and (b) Buyer shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement. Before the Effective Time, Buyer shall take such actions as are reasonably necessary to cause the Board of Directors of Merger Sub to unanimously approve this Agreement and authorize Merger Sub to enter into this Agreement.

6.26        Other Actions. Prior to Closing, Seller and its Subsidiaries shall take any and all action necessary, desirable or advisable to consummate the Transactions as promptly as practicable and otherwise to enable consummation of such Transactions.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

7.1          Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, where legally permissible, waiver by all parties hereto at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approval. The Requisite Seller Vote shall have been obtained.

(b)           Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(c)           No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement.

7.2          Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a)          Representations, Warranties and Covenants of Seller and Seller Bank. (i) Each of the representations and warranties of Seller and Seller Bank contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 3.1(b), and (ii) each and all of the agreements and covenants of Seller and Seller Bank to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the President and Chief Executive Officer of each of Seller and Seller Bank, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b)          No Materially Burdensome Regulatory Condition. No Requisite Regulatory Approval shall include or contain, nor shall any Governmental Entity have indicated in writing that it will impose, any Materially Burdensome Regulatory Condition.

(c)          Third Party Consents. All consents or approvals of all persons (other than Governmental Authorities) required for the consummation of the Merger or the continued use and occupation of any Leased Real Property, or that are required in order to prevent a breach of or a default under or a termination of, or any right of acceleration of any liability under any of the Leases shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller.

(d)          Other Actions. Seller shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as Buyer may reasonably request.

7.3          Conditions to the Obligations of Seller and Seller Bank. The obligation of Seller and Seller Bank to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions: (a) each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 4.1(b); (b) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Seller shall have received a certificate, dated the Closing Date, signed by the President and Chief Executive Officer of Buyer, to the effect that the conditions set forth in this Section 7.3 have been satisfied; (c) Buyer shall have delivered the Merger Consideration to the Paying Agent not less than one (1) business day prior to the Closing Date and the Paying Agent shall provide Seller with a certificate evidencing such delivery; and (d) Buyer shall have furnished to Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Seller may reasonably request.

7.4          Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Sections 7.1, 7.2, or 7.3, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger, as required by and subject to conditions of this Agreement.

ARTICLE VIII

TERMINATION

8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Seller Vote:

(a)          by mutual written consent of Seller and Buyer;

(b)          by either Buyer or Seller if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated by this Agreement and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the other transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)          by either Buyer or Seller if the Merger shall not have been consummated on or before July 31, 2020 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)          by either Buyer or Seller (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Buyer, or Section 7.3, in the case of a termination by Seller, and which is not cured within forty-five (45) days following written notice to Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)          by Buyer or Seller, if the Requisite Seller Vote shall not have been obtained, except to the extent that the failure to obtain the Requisite Seller Vote shall be due to Seller’s or any of its Subsidiaries’ material breach of any representation, warranty, covenant or other agreement contained herein (which has not been cured) relating to the Meeting or the receipt of the Requisite Seller Vote;

(f)           by Buyer, prior to the time the Requisite Seller Vote is obtained, if Seller or the Board of Directors of Seller shall have (i) failed to make the Recommendation or failed to include the Recommendation in the Proxy Statement, or withdrawn, modified or qualified the Recommendation in a manner adverse to Buyer, or resolved to do so or failed to reaffirm such recommendation within two (2) business days after Buyer requests in writing that such action be taken, (ii) failed to recommend against acceptance of any publicly disclosed tender offer or exchange offer for outstanding shares of Seller Common Stock by any person (other than Buyer or any affiliate of Buyer), within the ten (10) business day period commencing on the date such tender offer or exchange offer is first publicly disclosed, in any such case whether or not permitted by the terms hereof, (iii) recommended or endorsed an Acquisition Proposal, or (iv) breached any of its obligations under Sections 6.3 or 6.13 in any material respect

(g)          by Seller, if at any time after the date of this Agreement and prior to obtaining the Requisite Seller Vote, Seller receives an Acquisition Proposal; provided, however, that Seller may not terminate this Agreement pursuant to this Section 8.1(g) unless it satisfies each of the following conditions:

(i)            Seller shall have complied with Section 6.13 of this Agreement, including the conclusion by the Board of Directors of Seller in good faith that the Acquisition Proposal is a Superior Proposal; and

(ii)           the Board of Directors of Seller has adopted the definitive agreement with respect to the Superior Proposal and has authorized and directed Seller and Seller Bank to enter into that agreement; and

(iii)          Seller concurrently pays the Termination Fee payable pursuant to Section 8.2(b).

8.2          Effect of Termination and Abandonment.

(a)          In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Seller, any of their respective affiliates or any of their respective employees, officers, directors or representatives shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(c) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be relieved or released from any liabilities or damages arising out of its fraud or any knowing, intentional and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)          In the event that after the execution of this Agreement (i) prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of Seller or shall have been made directly to its shareholders generally or any person shall have publicly announced an Acquisition Proposal or the intention to make an Acquisition Proposal (whether or not conditional) with respect to Seller, (ii) thereafter this Agreement is terminated by (A) either Buyer or Seller pursuant to Section 8.1(c) and the Requisite Seller Vote has not been obtained, or (B) Buyer pursuant to Section 8.1(d) solely in the case of a willful breach by Seller, or (C) Buyer or Seller pursuant to Section 8.1(e), and (iii) on or prior to the date that is twelve (12) months after the date of such termination, Seller enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in clause (b)(i) above), then Seller shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, an amount in cash equal to $4,440,000 (the “Termination Fee”).

(c)          In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by Seller pursuant to Section 8.1(g), then Seller shall pay Buyer, by wire transfer of same day funds, an amount in cash equal to the Termination Fee on the date of such termination.

(d)

(i)            In the event that (A) this Agreement is terminated by Seller pursuant to Section 8.1(g) and (B) Seller made an Adverse Recommendation Change prior to such termination, then Seller shall, on the date of termination, pay Buyer, by wire transfer of same day funds, an amount in cash equal to the Termination Fee; or

(ii)           In the event that (A) this Agreement is terminated by Seller pursuant to Section 8.1(g), (B) Seller did not make an Adverse Recommendation Change prior to such termination and (C) on or prior to the date that is twelve (12) months after the date of such termination, Seller enters into a definitive agreement (regardless of whether a transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in Section 8.1(g) above), then Seller shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, an amount in cash equal to the Termination Fee.

(e)          Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two (2) business days after the date of the event giving rise to the obligation to make such payment. All payments under this Section 8.2(e) shall be made by wire transfer of immediately available funds to an account designated by Buyer. The payment of the Termination Fee by Seller pursuant to Section 8.2(b), (c), and (d) shall be the sole and exclusive remedy of Seller, Seller Bank, Buyer and Merger Sub in connection with the termination of this Agreement under the circumstances described thereunder. However, nothing in this Agreement shall in any way limit the right of Buyer or Seller to seek damages, specific performance, or any remedy at law or in equity arising out of a willful or material breach of, or fraud in connection with, this Agreement by the other party hereto.

(f)           Each of Buyer, Seller and Seller Bank acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of this Agreement, (ii) without these agreements, Buyer would not enter into this Agreement and (iii) the Termination Fee constitutes liquidated damages and not a penalty. Accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller for the Termination Fee, as applicable, Seller shall pay the costs and expenses of Buyer (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Seller fails to pay the amounts payable pursuant to this Section 8.2 when due, then Seller shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

ARTICLE IX
MISCELLANEOUS

9.1          Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Seller Vote; provided, however, that after the receipt of the Requisite Seller Vote, there may not be, without further approval of the shareholders of Seller, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2          Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Seller Vote, there may not be, without further approval of the shareholders of Seller, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 2.2, 6.2(c), 6.6 and 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4          Expenses. Except as otherwise provided herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions.

9.5          Notices. All notices, requests and other communications hereunder to a party shall be sent and directed to the addresses below and be deemed given (a) upon personal delivery to the party to be notified, (b) when sent by properly addressed electronic mail delivery, (c) when sent by facsimile (with confirmation) if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (d) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

If to Seller or Seller Bank:

PB Bancorp, Inc.
Putnam Bank
40 Main Street
Putnam, CT 06260
Attention:	Thomas A. Borner
Facsimile:	(860) 928-2147
Email:	tborner@putnambank.com

With a copy to (which shall not constitute notice):

Luse Gorman, PC
5335 Wisconsin Avenue, Suite 780
Washington, DC 20015
Attention:	Scott A. Brown, Esq.
Facsimile:	(202) 362-2902
Email:	sbrown@luselaw.com

If to Buyer:

Centreville Bank
1218 Main Street
West Warwick, RI 02893
Attention:	Harold M. Horvat
Facsimile:	(401) 823-6081
Email:	hhorvat@centrevillebank.com

With a copy to (which shall not constitute notice):

Nutter McClennen & Fish LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210
Attention:	Michael K. Krebs, Esq.
Facsimile:	(617) 310-9288
Email:	mkrebs@nutter.com

9.6          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Rhode Island are authorized or obligated by law to close. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Seller or Seller Bank means the actual knowledge of any of the officers of Seller or Seller Bank, as applicable, listed in Section 9.6 of the Seller Disclosure Letter, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed in Section 9.6 of the Buyer Disclosure Letter. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. The Seller Disclosure Letter and the Buyer Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7          Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8          Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9          Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Rhode Island, without regard to the conflict of law principles thereof (except that matters under the Agreement relating to fiduciary duties of the Board of Directors of Seller shall be determined in accordance with the laws of the State of Maryland). Each of the parties hereto (a) consents to and submits itself to the exclusive jurisdiction of the United States District Court for the District of Rhode Island or any state court sitting in the State of Rhode Island in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.5. Nothing in this Section 9.9, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.10        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11        Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12        Specific Performance. The parties agree that irreparable damage would occur for which there is no adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or bond as a prerequisite to obtaining equity level.

9.13        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15        Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTREVILLE BANK

By:	/s/ Harold M. Horvat
	Name:	Harold M. Horvat
	Title	:President and Chief Executive Officer

PB BANCORP, INC.

By:	/s/ Thomas A. Borner
	Name:	Thomas A. Borner
	Title:	President and Chief Executive Officer

PUTNAM BANK

By:	/s/ Thomas A. Borner
	Name:	Thomas A. Borner
	Title:	President and Chief Executive Officer